EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1, as amended, of our report dated March 30, 2026 related to the consolidated financial statements of Aptera Motors Corp. as of December 31, 2025 and 2024 and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about Aptera Motors Corp.’s ability to continue as a going concern. We also consent to the reference to us in the “Experts” section of the Registration Statement.

/s/ dbbmckennon

San Diego, California

April 2, 2026